EXHIBIT 11 TO FORM 10-Q

                 BF ENTERPRISES, INC. AND SUBSIDIARIES

            COMPUTATION OF PER SHARE EARNINGS (UNAUDITED)

               (in thousands, except per share amounts)




                                              Three Months Ended       Six Months Ended
                                                   June 30,                 June 30,
                                               -----------------       ----------------
                                               1997         1996       1997        1996
                                               ----         ----       ----        ----


Net Income                                    $ 716        $ 603    $ 1,561      $1,120
                                              -----        -----     ------       -----
                                              -----        -----     ------       -----
Weighted average number of
  shares outstanding:
Common stock                                  3,700        3,749      3,707       3,751
Common stock equivalents -
  stock options                                 387          292        356         269
                                              -----        -----      -----       -----
                                              4,087        4,041      4,063       4,020
                                              -----        -----      -----       -----
                                              -----        -----      -----       -----
Net income per share -
 based on weighted average number
 of shares of common stock
 and common stock equivalents                 $ .17        $ .15      $ .38       $ .28
                                              -----        -----      -----       -----
                                              -----        -----      -----       -----


(A) A computation of fully diluted per share amounts has been omitted since there was no significant dilution during the periods reported.

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